Exhibit 11

                       JAMES RIVER CORPORATION
                    of Virginia and Subsidiaries
                  COMPUTATION OF EARNINGS PER SHARE
      For the Quarters Ended March 30, 1997 and March 31, 1996
                (in millions, except per share data)

                                        First Quarter
PRIMARY                               1997         1996

Net earnings applicable
    to common shares                 $32.9         $5.8
========================================================
Weighted average number of
  common shares and common share
  equivalents:

Common shares outstanding             86.3         85.0

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                          3.4          2.0

Less assumed acquisition of
   common shares, using proceeds
   from stock options and a defer-
   red stock award plan, under the
   treasury stock method              (2.5)        (1.5)

--------------------------------------------------------

                                      87.2         85.5
========================================================
Primary earnings
per common share                      $.38         $.07

                       JAMES RIVER CORPORATION
                    of Virginia and Subisdiaries
                  COMPUTATION OF EARNINGS PER SHARE
      For the Quarters Ended March 30, 1997 and March 31, 1996
                (in millions, except per share data)

                                        First Quarter
FULLY DILUTED                         1997         1996

Net earnings applicable
    to common shares                 $32.9         $5.8
========================================================
Weighted average number of
  common shares and common share
  equivalents:

Common shares outstanding             86.3         85.0

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                          3.4          2.0

Less assumed acquisition of
   common shares, using proceeds
   from stock options and a defer-
   red stock award plan, under the
   treasury stock method              (2.5)        (1.5)

--------------------------------------------------------

                                      87.2         85.5
========================================================
Fully diluted earnings
 per common share                     $.38         $.07

                       JAMES RIVER CORPORATION
                    of Virginia and Subisdiaries
                  NOTES TO COMPUTATIONS OF EARNINGS
                              PER SHARE


      Primary earnings per common share is computed by dividing net income, after deducting dividends on outstanding preferred shares, by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Common share equivalents consist of shares issuable pursuant to stock options and a deferred stock award plan, and are calculated using an average market price for the period.

      Fully diluted earnings per common share is computed using the same method as for the primary computation except that (i) common share equivalents are computed using the higher of the market price at the end of the period or the average market price for the period, and (ii) the average number of common shares and dilutive common share equivalents outstanding is increased by the assumed conversion, if dilutive, of the Company's Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock, its Series L $14.00 Cumulative Convertible Exchangeable Preferred Stock, its Series N $14.00 Cumulative Convertible Exchangeable Preferred Stock, and its Series P 9% Cumulative Convertible Preferred Stock. No conversions of any of the convertible preferred stocks have been assumed for the periods presented, as such conversions are not dilutive.